Exhibit 10.35

AFFILIATION AGREEMENT

This Affiliation Agreement (the “Agreement”) is entered into as of November 7, 2011,. (the “Effective Date”) by and between Cancer Genetics. Inc. a Delaware corporation (“CGI”). and Mayo Foundation for Medical Education and Research, a Minnesota nonprofit corporation (“Mayo”) (each a “Party” and collectively the “Parties”).

RECITALS

A. CGI is a corporation that focuses on offering products and services that enable cancer diagnostics as well as treatments that are tailored to the specific genetic profile of the patient.

B. Mayo is a health care system engaged in providing a variety of oncology medicine, including clinical medicine, research, laboratory and related services.

C. CGI and Mayo desire to form an affiliation to establish a multi-year cooperative relationship encompassing biomarker discovery and commercialization utilizing the power of next-generation sequencing and genomic data analysis to individualize the practice of medicine in oncology.

D. The Parties now desire to enter into a formal affiliation on the terms and conditions set forth in this Agreement (the “Affiliation”).

NOW. THEREFORE, in consideration of the following mutual covenants and promises. the Parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article shall have the meanings given to them in this Article for purposes of this Agreement. Certain other capitalized terms in this Agreement may be defined elsewhere in this Agreement. All defined terms in this Agreement include the singular and the plural as the context indicates.

1.1 “Affiliation” means the relationship between CGI and Mayo, as evidenced in this Agreement, to jointly conduct research and develop products and services focused on the individualized practice of medicine in oncology.

1.2 “Board of Governors” or “Board” means the Board of Governors of the Company.

1.3 “Certificate of Formation” means the Certificate of Formation for the Company. in a form mutually agreed upon by CGI and Mayo.

1.4 “Closing” is defined in Section 5.1.

1.5 “Closing Date” means the date on which the Affiliation shall become effective as defined in Section 5.1.

1.6 “Code” means the Internal Revenue Code of 1986. as amended from time to time. Any reference to a specific provision of the Code shall be deemed to include any future corresponding provision of the Code.

1.7 “Company” means the Delaware limited liability company formed by CGI and Mayo to implement the goals of the Affiliation.

1.8 “Governor” or “Board member” means each natural person serving on the Board as provided in the Limited Liability Company Agreement.

1.9 “Initial Governors’” means the initial Board of Governors as set forth in Section 2.2.

1.10 “IRS” means Internal Revenue Service.

1.11 “Members” means all Members as described in the Limited Liability Company Agreement, which as of the Effective Date of this Agreement are CGI and Mayo.

1.12 “Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Company in substantially the form attached to this Agreement as Exhibit 2.2(b) and to be effective as of the Closing Date, as amended and restated.

1.13 “Membership Interest” means the interest in the Company consisting of each Member’s financial rights and/or governance rights.

ARTICLE II

AFFILIATION SCOPE AND STRUCTURE

2.1 Scope of Agreement. The Parties enter into this Agreement to make specific arrangements with respect to the Company relating to (a) formation, operations, ownership, governance and management: and (b) other matters as mutually agreed upon.

2.2 Formation of the Company. Following the execution of this Agreement, the Parties shall cause a Certificate of Formation to be filed with the Delaware Secretary of State in order to form the “Company. The Certificate of Formation shall name the six members of the initial Board of Governors, three of which shall be appointed by Mayo and three of which shall be appointed by CGI (the “Initial Governors”). The Parties shall cause the Initial Governors to adopt the Limited Liability Company Agreement. The term of the Initial Governors shall expire on a date mutually agreed upon by the Parties, but in no event later than the Closing Date.

2.3 Governance and Management of the Company. Upon the expiration of the term of the Initial Governors, the Board of Governors shall consist of six (6) members, as set forth in the Limited Liability Company Agreement. CGI and Mayo will have equal representation on the Board of Governors. Governance and management of the Company shall be in accordance with the Certificate of Formation, the Limited Liability Company Agreement, and the terms and conditions of this Agreement, including the Exhibits and Schedules attached hereto.

2.4 Scientific Review Committee. The Parties shall cause the Initial Governors to establish a Scientific Review Committee (“SRC”) to advise the Board of Governors on activities and suggest strategies approved by the Board of Governors to support, change, or otherwise alter interactions, personnel or resource commitments from a scientific perspective. CGI and Mayo will have equal representation on the SRC, which will consist of six (6) members. The SRC shall meet at least twice a year, and each meeting shall be conducted in a timely manner. At each meeting, SRC shall discuss and evaluate the Goals and Objectives of the Company (as defined below), and determine whether any revisions arc necessary, for presentation to the Board of Governors for review and approval. Promptly following each meeting, the SRC shall report its findings to the Board of Governors.

2.5 Members of the Company. As of the effective date of this Agreement, CGI and Mayo are the only Members of the Company and as such have the rights and responsibilities afforded to Members pursuant to the Certificate of Formation, the Limited Liability Company Agreement and applicable law. The Members will annually review the governance structure of the Company related to powers of the Members, the Board of Governors and the duties, if any, delegated to any committees, including the Scientific Review Committee.

ARTICLE III

COMPANY GOALS: MEMBER CONTRIBUTIONS

3.1 Goals and Objectives. The Parties will mutually agree in writing upon the goals and objectives of the Affiliation (the “Goals and Objectives”), which may be updated from time to time by the SRC as provided in Section 2.4 above and to the extent approved by the Board of Governors. The Parties agree that they shall negotiate, execute and deliver such other agreements, documents, and instruments and take such other action as reasonably may be required in order to effectively accomplish the Goals and Objectives.

3.2 Initial Capital Contributions. In exchange for Membership Interests in the Company. CGI and Mayo will make the initial capital contributions described in this Section 3.2.

(a) CGI. CGI’s initial capital contribution (the “CGI Contribution”) will be Six Million Dollars ($6,000,000) to be delivered in three annual installments of $2,000,000 each. The first installment shall be delivered on the Closing Date (the “CGI First Installment”). The second and third installments shall be delivered on the first and second anniversary of the Closing Date, or such later date agreed upon by the Members. Delivery of the second and third installments will be conditioned on the Company meeting mutually agreed upon operational milestones and project completion goals (“Milestones”), which the parties may modify upon mutual agreement.

(b) Mayo. Mayo’s initial capital contribution (the “Mayo Contribution”) shall consist of such cash, staff, services, hardware/software resources, and laboratory space and instrumentation that the Parties mutually agree are required for the Company’s operations, as further described on Schedule 3.2(b). The Parties agree to engage in a mutually agreed upon appraisal process to ensure that the fair market value of the Mayo Contribution is equal to the CGI Contribution. Mayo’s obligation to continue providing the Mayo Contribution following the first and second anniversary of the Closing Date will be conditioned on the Company meeting the applicable Milestones. Mayo will not be required to contribute cash but will have the option to do so in lieu of some or all of its in-kind contribution as set forth in Section 3.2(b).

(c) Membership Interests. In consideration of the initial capital contributions described above, the Company will issue each Mayo and CGI Membership Interests reflecting a fifty percent (50%) ownership interest in the Company on the Closing Date. as further described on Schedule 3.2(c).

3.3 Additional Capital Contributions. If the Board determines that the Company requires additional capital following the Closing Date, the Members may be requested, but not required, to provide additional capital contributions in exchange for additional Membership Interests in accordance with the Limited Liability Company Agreement. The timing, amount and terms of such additional capital contributions shall be determined by the Board. If a Member determines not to make any capital contribution within the time specified, the Board shall give prompt notice of such decision to the other Member(s). who shall have the right to make such capital contribution and the Membership Interests of such contributing Member(s)* shall be adjusted accordingly. The fair market value of such additional contributions and the correlating additional Membership Interests shall be determined pursuant to an appraisal process determined by the Board of Governors. The issuance of all Membership Interests shall be subject to the requirements of the Limited Liability Company Agreement.

3.4 Additional Investors. The Parties agree and acknowledge that in order to accomplish the Goals and Objectives, it may be necessary in the future to allow additional investors to participate in the Company’s venture. Accordingly, following the second anniversary of the Closing Date and if approved by a majority vote of the Board of Governors, each party shall have the right to request that the Board of Governors issue Membership Interests to a qualified additional investor. The terms and conditions of the issuance of Membership Interests to such additional investor shall be subject to the approval of the Board and the requirements of the Limited Liability Company Agreement. The Parties agree that they shall execute and deliver such documents that the additional investor requires as a condition to making a contribution to the Company so long as the purpose of such documents is aligned with the Goals and Objectives.

3.5 Continuation of Statements of Work. The Parties acknowledge that, as of the Closing Date, the Parties and the Company will execute a license agreement regarding the Company’s use and disclosure of intellectual property during the Affiliation in the form attached hereto as Exhibit 3.5 (the “Joint Development Intellectual Property Agreement”). If there are any Statements of Work (as defined in the Joint Development Intellectual Property Agreement) in process or proposed that cannot be adequately funded by the Mayo Contribution and the CGI Contribution, the Board of Governors may vote to allow either or both Members, in such Member(s)’ discretion to provide additional contributions to facilitate the continuation of efforts under such Statements of Work.

3.6 Services Agreements. In addition to and separate from the Members’ capital contributions, each Party may provide mutually agreed upon ongoing services and/or staff pursuant to the terms of mutually agreed upon Services Agreements between each Party and the Company (each, a “Services Agreement”).

3.7 Liaisons. Each Party will designate a liaison (a “Liaison”) to develop and coordinate the specific services, activities and programs of the Company and to be generally responsible for day-to-day program and project management. On a frequency to be determined by the Board of Governors, the Liaisons will jointly review the Company’s programs and activities to ensure that such programs and activities remain aligned with the Company’s goals stated in Section 3.1 above.

3.8 CGI Stock Grant.

(a) Issuance of CGI Stock. CGI shall issue to Mayo 100,000 shares of common stock of CGI (“CGI Stock”) on or before November 14, 2011. without any additional consideration (such stock valued at the market price established by CGI’s Board of Directors at the end of third quarter 2011). As a condition precedent to receiving the CGI Stock. Mayo shall execute a lock-up agreement in substantially the form attached hereto as Exhibit 3.8(a). Further. Mayo hereby agrees that, for a period of three (3) years following the date of issuance of the CGI Stock to Mayo. Mayo will not, directly or indirectly, offer, sell, transfer, agree to offer, sell or transfer, solicit offers to purchase, hypothecate, pledge, or otherwise dispose of or agree to dispose of, the CGI Stock or any portion thereof. Any proposed or attempted sale, transfer, hypothecation, pledge or disposition in violation of this Section 3.8(a) shall be deemed null and void except as otherwise agreed to in writing by CGI.

(b) CGI Option. The parties acknowledge that CGI has agreed to issue the CGI Stock to Mayo, subject to certain forfeiture restrictions, with the anticipation that the Company achieves the Milestones and each party makes its full contribution pursuant to Section 3.2. 34,000 shares shall be fully vested to Mayo as of the date of such grant. If the Company fails to meet the first set of Milestones for year 1-year 2 (as agreed upon by the parties pursuant to Section 3.2(a)), then, unless such forfeiture restriction is waived in writing by CGI in whole or in part. 66,000 shares shall be forfeited on the sixtieth day following the failure to meet the first set of Milestones for Year1-Year2. Assuming the first set of Milestones are met. if the Company fails to meet the second set of Milestones for year 2-year 3 (as agreed upon by the parties pursuant to Section 3.2(a)), then, unless such forfeiture restriction is waived in writing by CGI in whole or in part. 33,000 shares shall be forfeited on the sixtieth day following the failure to meet the second set of Milestones for Year 2-Year 3. Thereafter, the stock shall be fully vested to Mayo.

3.9 Exclusivity. During the term of the Affiliation, neither CGI nor Mayo shall enter into any other formal corporate joint venture covering the work as specifically defined in the Statements of Work (as defined in the Joint Development Intellectual Property Agreement) without first obtaining the prior written consent of the other party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations of CGI. As an inducement to Mayo to enter into this Agreement and to consummate the transactions contemplated by the Agreement. CGI makes the following representations and warranties to Mayo:

(a) Organization. CGI is a Delaware corporation duly incorporated, validly existing, and in good standing under the laws of the Stale of Delaware and has all necessary corporate power to own its property and carry on its business as presently owned and operated.

(b) Authority. CGI has taken all corporate and other action required to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by CGI and constitutes the legal, valid and binding obligation of CGI, enforceable in accordance with its respective terms. No consent, approval or authorization of any other person or entity is required in connection with CGI’s execution and delivery of this Agreement or CGI’s performance of its obligations hereunder.

(c) No Breach or Conflict. Neither the execution and delivery of this Agreement by CGI nor the consummation of the transactions contemplated hereby will:

(i) Violate the articles of incorporation or bylaws of CGI:

(ii) Result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, commitment, contract, note, loan, credit agreement, lease or other instrument or obligation to which CGI is a party or by which CGI or any of its assets may be bound: or

(iii) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to CGI.

(d) Disclosures. None of the representations and warranties made in this Agreement by CGI, or made in any certificate or memorandum furnished or to be furnished by CGI or on its behalf, contains or will contain any untrue statement of material fact. The representations and warranties of CGI contained in this Section 4.1 or elsewhere in this Agreement, or in any document delivered pursuant to this Agreement, shall not be affected or deemed waived by reason of the fact that the other Party or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

4.2 Representations of Mayo. As an inducement to CGI to enter into this Agreement and to consummate the transactions contemplated by the Agreement, Mayo makes the following representations and warranties to CGI:

(a) Organization. Mayo is a nonprofit corporation duly incorporated, validly existing, and in good standing under the laws of the State of Minnesota and has all necessary corporate power to own its property and carry on its business as presently owned and operated.

(b) Authority. Mayo has taken all corporate and other action required to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Mayo and constitutes the legal, valid and binding obligation of Mayo, enforceable in accordance with its respective terms. No consent, approval or authorization of any other person or entity is required in connection with Mayo’s execution and delivery of this Agreement or Mayo’s performance of its obligations hereunder

(c) No Breach or Conflict. Neither the execution and delivery of this Agreement by Mayo nor the consummation of the transactions contemplated hereby will:

(i) Violate the articles of incorporation or bylaws of Mayo;

(ii) Result in a default (or give rise to any right of termination. cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, commitment, contract, note. loan, credit agreement, lease or other instrument or obligation to which Mayo is a party or by which Mayo or any of its assets may be bound; or

(iii) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mayo.

(d) Disclosures. None of the representations and warranties made in this Agreement by Mayo, or made in any certificate or memorandum furnished or to be furnished by Mayo or on its behalf, contains or will contain any untrue statement of material fact. The representations and warranties of Mayo contained in this Section 4.2 or elsewhere in this Agreement, or in any document delivered pursuant hereto, shall not be affected or deemed waived by reason of the fact that any of the other Parties or their respective representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

ARTICLE V

CLOSING AND CLOSlNG CONDITIONS

5.1 Closing and Closing Date. The closing of the Affiliation (the “Closing”) shall take place on August 1, 2012 or on such earlier date as the Parties mutually agree (the day of Closing to be referred to as the “Closing Date”).

5.2 Conditions Precedent. All of the agreements and obligations of CGI and Mayo under this Agreement are subject to the satisfaction, prior to the Closing Dale, of the following conditions precedent:

(a) No court or governmental or regulatory agency shall have enacted or issued any judgment injunction, statute, rule, regulation or other order, nor shall any action. Suit, proceeding or investigation before any court or governmental or regulatory authority be pending, which prohibits or would prohibit, or which seeks to prevent, in whole or in part, the consummation of the Affiliation;

(b) All required governmental, regulatory and other third party approvals or consents shall have been obtained without conditions unacceptable to any Party:

(c) The representations and warranties of the Parties set forth in Article IV shall be true and correct and shall be deemed to have been repeated and affirmed as amended as necessary to make the same true and correct as of the Closing Dale. Furthermore, each such amendment shall be acceptable to the other Party:

(d) Each Party shall have performed and complied with all of the agreements. covenants and conditions required by this Agreement to be performed and complied with by such Party on or prior to the Closing Date: and

(e) Each Party shall have delivered to the other Party its Closing Documents, as described in Section 5.3. in a form reasonably satisfactory to the Party and its respective legal counsel.

5.3 Delivery of Documents. On or before November 14, 2011, CGI shall execute and deliver to Mayo a stock certificate pursuant to Section 3.7 for 100.000 shares of CGI stock. On the Closing Date, the Parties shall execute and deliver the following documents:

(a) CGI shall execute and deliver to Mayo or the Company, as appropriate, the following:

(i) A good standing certificate for CGI from the Delaware Secretary of State dated within thirty days of the Closing Date:

(ii) A certificate of the President and CEO of CGI stating that each of the representations and warranties of CGI set forth in this Agreement is true and correct, or if not then true and correct, amending such representations and warranties so as to make the same true and correct, as of the Closing Date;

(iii) The Joint Development Intellectual Property Agreement, executed by CGI;

(iv) The CGI First Installment:

(v) The Limited Liability Company Agreement, executed by CGI;

(vi) Services Agreement, if any. between the Company and CGI for the services to be provided by CGI as described in Section 3.6. executed by CGI: and

(vii) All other documents, instruments and agreements as Mayo (or its legal counsel) may reasonably request to consummate the Affiliation.

(b) Mayo shall execute and deliver to CGI or the Company, as appropriate, the following:

(i) A good standing certificate for Mayo from the Minnesota Secretary of State dated within thirty days of the Closing Date;

(ii) A certificate of an officer of Mayo stating that each of the representations and warranties of Mayo set forth in this Agreement is true and correct, or if not then true and correct, amending such representations and warranties so as to make the same true and correct, as of the Closing Date;

(iii) The Joint Development Intellectual Property Agreement, executed by Mayo;

(iv) The Mayo Contribution, as well as all associated agreements pursuant to which Mayo will provide the Mayo Contribution to the Company;

(v) The Limited Liability Company Agreement, executed by Mayo:

(vi) Services Agreement, if any. between the Company and Mayo for the services to be provided by Mayo as described in Section 3.6. executed by Mayo; and

(vii) All other documents, instruments and agreements as CGI (or its legal counsel) may reasonably request to consummate the Affiliation.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement shall become effective upon the date of last signature below, and may be terminated and the transactions contemplated hereby abandoned at any time under any of the following circumstances:

(a) by mutual written consent of the Parties; or

(b) by the non-breaching Party in the event of any material breach of any representation or warranty or non-fulfillment of any covenant or agreement of the breaching Party contained in this Agreement, if the breaching Party fails to cure such breach within 90 days, or such longer period as may be reasonably required if the nature of the breach requires such longer period to effect a cure, after receipt of written notice from the non-breaching Party specifying the precise nature of such breach.

6.2 No Obligations Post-Termination. Except as otherwise provided in this Agreement, if this Agreement is terminated as provided in this Article VI. this Agreement shall become null and void and there shall be no liability or further obligation hereunder on the part of the Parties, their respective members, officers, directors, agents, trustees or custodians, unless any such termination results from a material breach of this Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Resolution of Disputes. Any dispute arising out of or relating to this Agreement shall be subject to the following resolution procedures:

(a) An officer of each Party will meet and negotiate in a good-faith effort to mutually agree on a resolution of the dispute.

(b) If the Parties do not resolve the dispute(s) through the above-referenced negotiations within 30 days of the initial meeting of the officers, such dispute(s) shall be referred in writing to a mediator, mutually agreed to by the Parties. Each Party will act in good faith to identify a mediator within 10 days of being able to refer the dispute to a mediator. Each Party shall be responsible for their own mediation-related costs and will equally share the cost of the mediator. The mediation shall occur within 30 days of the mediator receiving the dispute.

(c) If the Parties are unable to resolve the dispute through mediation, either Party is free to pursue its legal and equitable remedies.

(d) All dispute resolution procedures described in this Section 7 shall take place in the State of Minnesota.

This Section 7.1 shall survive the termination of this Agreement pursuant to Article VI.

7.2 Confidentiality. Except as permitted or directed by a Party in writing or as required by law, no Party shall divulge, furnish or make accessible to anyone or use in any way (other than in a manner supportive of the Affiliation) any confidential or proprietary knowledge or information of another Party or of the Parties’ affiliated activities which such Party acquires or becomes acquainted with as a result of the Affiliation created through this Agreement. The Parties agree that any information or knowledge relating to any non-public aspect of the business of the other Party or of the Parties’ affiliated activities, including any strategic planning or business development information, any financial information or any provider, payor or patient information shall be treated as confidential, and the Parties further agree that such confidential information regarding their respective businesses constitutes proprietary trade secrets. The Parties acknowledge that the above described knowledge or information constitutes a unique and valuable asset of a Party and represents a substantial investment of time and expense by such Party, and that any disclosure or other use of such knowledge or information other than for the benefit of the Affiliation would be wrongful and would cause irreparable harm to such Party. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now public information or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by a Party. Confidential information shall be returned by a Party upon the written request of the other Party, except as needed to perform this Agreement or to comply with applicable law. This Section 7.2 shall survive the termination of this Agreement pursuant to Article VI.

7.3 Press Releases and Announcements. No Party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other Party hereto, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both Parties. CGI shall not use the names or trademarks of Mayo in any advertising, publicity, endorsement or otherwise without Mayo’s prior written consent and Mayo shall not use the names or trademarks of CGI in any advertising, publicity, endorsement or otherwise, without CGI’s prior written consent. Company shall not use the names or trademarks of the parties or any of a party’s affiliated entities in any advertising, publicity, endorsement, or otherwise unless such Party has provided prior written consent for the particular use contemplated. With regards to use of Mayo’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following E-mail address: publicaffairsbr@mayo.edu at least 5 business days prior to the date on which a response is needed. The terms of this section survive the termination, expiration, non-renewal, or rescission of this Agreement.

7.4 Notices. Any notice to be given to either Party shall be in writing and shall be deemed given when delivered personally or when mailed certified or registered mail return receipt requested, to the following addresses:

If to CGI:	Cancer Genetics. Inc.
Meadows Office Complex
201 Route 17 North
2nd Floor
Rutherford NJ 07070
Attention: Panna Sharma, President

With Copy to:	Steven N. Beck, Esq.
Fredrikson & Byron, P.A.
Suite 4000
200 South Sixth Street
Minneapolis, MN 55402

If to Mayo:	Mayo Foundation for Medical Education and Research
200 First St. SW, Rochester, MN 55905
Attention: Director, Mayo Clinic Ventures

With Copy to:	Mayo Clinic Legal Department
200 First Street SW
Rochester, MN 55906
Attention: General Counsel

7.5 Amendment. The terms and provisions of this Agreement may be amended, restated or terminated only by the unanimous written agreement of the Members, except as may be otherwise specifically provided in this Agreement.

7.6 Governing Law. This Agreement (except for the Limited Liability Company Agreement) shall be construed and enforced in accordance with the laws of the State of Minnesota.

7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same Agreement.

7.8 Assignment. Neither this Agreement nor any of the rights, benefits, duties or obligations provided herein may be assigned by either Party or by operation of law without the prior written consent of the other Party.

7.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective representatives, successors and permitted assigns.

7.10 Entire Agreement. This Agreement and the documents referenced herein, contain the entire agreement between the Parties with respect to the matters herein referenced and supersede all other prior agreements and understandings, written or oral, between the Parties with respect to such matters, but shall not affect or supersede any other current agreements between the Parties.

7.11 Waiver. No consent to or waiver (whether expressed or implied) by either Party to any breach or default by the other Party in the performance of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. The failure to act by one Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver of such Party’s rights hereunder.

7.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of all other provisions and of the same provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.13 Cooperation. Each Party agrees to cooperate with the other Party to comply with all laws, statutes, ordinances, rules, regulations and codes applicable to this Agreement. Each Party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this Agreement contemplates.

7.14 Costs. Each Party agrees to pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, consummation and implementation of this Agreement and any other documents related to the proposed Affiliation, including but not limited to the fees and disbursements of its own attorneys, accountants or other consultants.

7.15 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and the Company, any rights, remedies, obligations or liabilities of any nature whatsoever.

7.16 Survival. All representations and warranties contained in this Agreement, and any, certificates (including closing certificates), instruments, schedules, exhibits or other documents delivered pursuant to this Agreement or otherwise in connection with this Agreement will survive the execution and delivery of this Agreement.

[The remainder of this page is intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, CGI and Mayo have caused this Agreement to he executed as of the Effective Date.

CANCER GENETICS. INC.

Name	Panna Sharma
Title	President & CEO

Signature	/s/ Panna Sharma

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

Name	Steven P. VanNurden
Title	Assistant Treasurer

Signature	/s/ Steven P. VanNurden

EXHIBITS AND SCHEDULES

Exhibit 2.2(b) — Limited Liability Company Agreement

Exhibit 3.5 — Joint Development Intellectual Property Agreement

Exhibit 3.8(a) — Lock-up Agreement

Schedule 3.2(b) — Mayo Contribution

Schedule 3.2(c) — Membership Interests

Exhibit 2.2(b)

Limited Liability Company Agreement

[attached]

Exhibit 3.5

Joint Development Intellectual Property Agreement

[ attached]

Exhibit 3.8(a)

Lock-up Agreement

[attached]

Schedule 3.2(b)

Mayo Contribution

The Mayo Contribution will likely consist of the following :

•

Laboratory space and instrumentation reasonably appropriate to achieve the Goals and Objectives pursuant to a mutually agreed upon agreement between the Company and Mayo, such agreement to be consistent with all relevant Mayo policies (the “Mayo Agreement”)

•	Office space for Company staff (initially, 3 or 4 offices) pursuant to the terms of the Mayo Agreement

•	Access to data management infrastructure, support services and hardware/software resources pursuant to the terms of the Mayo Agreement

•	Bioinformatics resources for data analysis and interpretation pursuant to the terms of the Mayo Agreement

•	Up to forty percent (40%) of time from leading clinical and pathology members involved in the validation and design of Company’s projects pursuant to the terms of the Mayo Agreement

•	Clinical samples, accessed through appropriate IRBs with fully annotated clinical data

•	Biomarker Discovery Program leadership consistent of at a minimum, a Program Director, Project Manager and Support Staff

•	Center for Individualized Medicine Oversight

•	Joint Venture Liaison

Schedule 3.2(c)

Membership Interests

Members	Units Owned	Percentage
Cancer Genetics. Inc.	1.000	50%
Mayo Foundation	1.000	50%

TOTAL	2.000	100%